UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2004

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreements.

On September 14, 2004, we entered into a new employment agreement, effective August 12, 2004, with Jeffery Smisek, currently our Executive Vice President, in connection with his election as President of the Company. Mr. Smisek will become President on the date following Gordon Bethune's retirement as Chairman of the Board and Chief Executive Officer of the company, but no later than December 31, 2004. The agreement, provides for an annual base salary of not less than $720,000, participation in the company's compensation and benefit plans at specified levels, a supplemental executive retirement plan (or SERP, as explained below), disability benefits and life insurance, lifetime flight benefits (comprised of space-available personal and family flight passes, a travel card permitting positive space travel by Mr. Smisek, his family and certain other individuals (which is taxable to Mr. Smisek, subject to the reimbursement of certain of such taxes by us), frequent flyer cards, and airport lounge cards (referred to below as "Flight Benefits")), perquisites and other matters.

The agreement may be terminated at any time by either party, with or without cause. The agreement is in effect for five years and is automatically extended for additional one-year periods on each successive anniversary, unless earlier terminated or not extended by either party. If Mr. Smisek's employment agreement is terminated by Continental for cause (as described in the agreement), or by Mr. Smisek without good cause (as described in the agreement), or he does not extend the agreement, he will receive only the SERP benefit, Flight Benefits, health insurance and other perquisites (together, the "Base Benefits").

If we terminate his employment for reasons other than death, disability or cause, or if we do not extend his agreement, or if he terminates his agreement for good cause, then we must, in addition to providing the Base Benefits: (i) cause all options, shares of restricted stock, awards under the Officer Retention and Incentive Performance Award Program and similar incentives awarded to him to vest; (ii) pay to him, at the same time as payments are made to other participants under the Company's Long Term Incentive Award Program (the "LTIP") and Long Term Incentive and RSU Program (the "NLTIP/RSU Program"), all amounts with respect to any outstanding awards made to him under the LTIP and the NLTIP/RSU Program as if he had remained our employee; (iii) make a lump-sum cash severance payment to him in an amount equal to three times the sum of his then current annual base salary plus a deemed bonus equal to 150% of such salary (such payment referred to herein as the "Termination Payment"); (iv) pay him amounts owed but unpaid under any plan, policy or program of the Company as of the date of termination; and (v) provide him with out-placement services, office space and other perquisites for certain specified periods. If his employment is terminated due to his death or disability, then he or his estate will receive the above benefits (but not the Termination Payment, out-placement services, office space or certain other perquisites) and he or his estate will be entitled to certain disability or life insurance payments, as the case may be.

Pursuant to the SERP, Mr. Smisek will receive a base retirement benefit in the form of an annual straight life annuity in an amount equal to the product of (x) 2.5% times (y) the number of his credited years of service (which includes additional credited years of service for each of the years 2000-2004 to induce him to remain in our employ, with Mr. Smisek receiving up to an additional six years of credited service (declining to three years effective January 1, 2005) if he receives a Termination Payment under his agreement or his agreement is terminated due to his death or disability, limited by a cap of 30 years) times (z) his final average compensation. Under the SERP, final average compensation means the average of his highest five years of annual cash compensation (which shall not be less than $720,000) during the ten years preceding his termination of employment. For such purposes, cash compensation includes salary and cash bonuses, but excludes bonuses paid prior to March 31, 1995, certain stay bonuses, any Termination Payment, and all long-term compensation and other incentive compensation. Amounts payable under our general retirement plan are offset against the SERP benefit. Benefits under the SERP are payable in a lump-sum cash payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

September 16, 2004	By /s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary